Exhibit 10.4

RESTRICTED STOCK UNIT AWARD AGREEMENT

2003 LONG-TERM INCENTIVE PLAN

1.         Restricted Stock Units Award. Medtronic, Inc., a Minnesota corporation (the "Company"), hereby awards to the individual named above Restricted Stock Units, in the number and at the Grant Date set forth above. The Restricted Stock Units represent the right to receive shares of common stock of the Company (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Unit Award Agreement (the "Agreement") and in the Medtronic, Inc. 2003 Long-term Incentive Plan (the "Plan"). Unless otherwise defined in the Agreement, a capitalized term in the Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan will govern.

2.         Vesting and Distribution. The Restricted Stock Units will vest                                                                        . The Company will issue to you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 5, below) within six weeks following such vesting date, provided that you have been continuously employed by the Company and all other conditions and restrictions are met during the period beginning on the Grant Date and ending on the vesting date (the “Restricted Period”). [Notwithstanding the preceding sentence,] if you terminate employment during the Restricted Period due to death, Disability or Retirement, and all other conditions and restrictions are met during the Restricted Period, your Restricted Stock Units will vest                                                                        , and the Company will issue you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 5, below) within six weeks following such vesting date. Upon termination of your employment during the Restricted Period for any reason other than death, Disability or Retirement, the Restricted Stock Units will automatically be forfeited in full and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such termination of employment. For purposes of this Agreement, the terms “Disability” and “Retirement” shall have the meanings ascribed to those terms under any retirement plan of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age 55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.

3.         Forfeitures. If you have received or are entitled to receive delivery of Shares as a result of this Restricted Stock Units award within the period beginning six months prior to termination of your employment with the Company or any Affiliate and ending when the Restricted Stock Units award terminates or is canceled, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Shares received or receivable with respect to this Restricted Stock Units award, in the event that you engage in any of the following activities:

a.

performing services for or on behalf of any competitor of, or competing with, the Company or any Affiliate, within six months of the date of your termination of employment with the Company or any Affiliate;

b.	unauthorized disclosure of material proprietary information of the Company or any Affiliate;
c.	a violation of applicable business ethics policies or business policies of the Company or any Affiliate; or
d.	any other occurrence determined by the Committee.

The Company’s right to require forfeiture must be exercised not later than 90 days after the Company acquires actual knowledge of such an activity, but in no event later than 12 months after your termination of employment with the Company or any Affiliate. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 3 by terminating this Restricted Stock Units award.

If you fail or refuse to forfeit the cash and/or shares of Common Stock demanded by the Company (adjusted for any events described in Section 11(a) of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of termination of your employment with the Company or any Affiliate and the date of any judgment or award to the Company, together with all costs and attorneys' fees incurred by the Company to enforce this provision.

4.         Change in Control. Notwithstanding anything in Section 2 to the contrary, if a Change in Control of the Company, within the meaning of both the Plan and Section 409A of the Code, occurs during the Restricted Period, and all other conditions and restrictions are met during the Restricted Period, then the Restricted Stock Units will become 100% vested upon such Change in Control and, the Company will issue to you a number of Shares equal to the number of your Restricted Stock Units (including any dividend equivalents described in Section 5, below) within six weeks following the Change in Control.

5.         Dividend Equivalents. You are entitled to receive dividend equivalents on the Restricted Stock Units generally in the same manner and at the same time as if each Restricted Stock Unit were a Share. These dividend equivalents will be credited to you in the form of additional Restricted Stock Units. The additional Restricted Stock Units will be subject to the terms of this Agreement.

6.         Withholding Taxes. You are responsible to promptly pay any Social Security and Medicare taxes (together, “FICA”) due upon vesting of the Restricted Stock Units, and any Federal, State, and local taxes due upon distribution of the Shares. The Company and its subsidiaries are authorized to deduct from any payment to you any such taxes required to be withheld and will withhold a portion of the Shares issued upon conversion of the Restricted Stock Units to satisfy all or part of the withholding or employment tax requirements.

7.         Limitation of Rights. Except as set forth in the Agreement, until the Shares are issued to you in settlement of your Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of the Agreement. Further, you may not transfer or assign your rights under the Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of the Agreement.

8.         No Employment Contract. Nothing contained in the Plan or Agreement creates any right to your continued employment or otherwise affects your status as an employee at will. You hereby acknowledge that Medtronic and you each have the right to terminate your employment at any time for any reason or for no reason at all.

9.         Amendments to Agreement Under Section 409A of the Code. You acknowledge that the Agreement and the Plan, or portions thereof, may be subject to Section 409A of the Internal Revenue Code; that it is anticipated that comprehensive rules interpreting this Code section will be issued; and that changes may need to be made to the Agreement to avoid adverse tax consequences to you under Section 409A. You agree that following the issuance of such rules, the Company may amend the Agreement as it deems necessary or desirable to avoid such adverse tax consequences; provided, however, that the Company shall accomplish such amendments in a manner that preserves your intended benefits under the Agreement to the greatest extent possible.

10.       Agreement. You agree to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.

Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) from UBS’s Internet website or HROC – Stock Administration’s intranet website. You may also request written copies by contacting HROC – Stock Administration at 763.514.1500.

HROC – Stock Administration, MS V235

Medtronic, Inc.

3850 Victoria Street North

Shoreview, MN 55126-2978